- STRICTLY CONFIDENTIAL -

Tipperary Oil & Gas (Australia) Pty Ltd

and

Origin Energy Retail Limited

Gas Supply Term Sheet

1.	Parties:	Tipperary Oil & Gas (Australia) Pty Ltd ABN 46 077 536 871(“Seller”) and Origin Energy Retail Limited ABN 22 078 868 425 (“Buyer”).

2.	Nature of Agreement:

The Parties agree that this Term Sheet constitutes a binding offer between the Buyer and the Seller capable of acceptance. The Parties will use their best endeavours to execute a formal Gas Sales Agreement (the “Agreement”), incorporating the principal terms set out herein, by 30 June 2003. In the event the Parties are not able to execute a formal Gas Sales Agreement by 30 June 2003, this Term Sheet shall be the Gas Sales Agreement between the Parties and construed on its terms.

3.	Confidentiality:

The conditions of this Term Sheet are confidential between the Parties hereto, and no part of this, or other information, document or the like in connection herewith shall be disclosed to any third party persons or firms (other than to related parties and advisers for the purposes of negotiating the Agreement, and then only to the extent necessary) without the prior written consent of the non-disclosing Party.

4.	Conditions Precedent:	Execution of a gas supply term sheet with AGL Wholesale Gas Limited (“AGL”) on terms and conditions satisfactory to the Buyer.

5.	Commencement Date:	The Commencement Date is 8.00 am on 1 May 2007.

6.	Term:	13 years from the Commencement Date.

7.	Supply Conditions:

The Seller will make Gas available for supply at the Delivery Point up to the total Annual Contract Quantity (“ACQ”) in any Contract Year and up to the Maximum Daily Quantity (“MDQ”) on any day. Failure to supply by reason of Permitted Interruptions or Force Majeure shall not result in a liability from the Seller to the Buyer.

8.	Delivery Point:	The inlet flange to the * Pipeline * at * or subject to Item 19, the outlet flange from the *.

9.	Annual Contract Quantity (“ACQ”):	15 PJ/a.

10.	Reduction in ACQ:	The Buyer may give notice to the Seller, not less than 24 months prior to the commencement of Contract Year 6 of a reduction of up to a 10% of ACQ and corresponding MDQ for the remainder of the Term.

11.	Annual Minimum Quantity (“AMQ”):	90% of ACQ less any quantity of Gas not made available by the Seller for delivery at the Delivery Point as a result of Permitted Interruptions, Force Majeure or Seller’s failure to deliver.

*	Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the Securities and Exchange Commission.

Gas Supply Term Sheet between

Origin Energy Retail Limited

Tipperary Oil & Gas (Australia) Pty Ltd

12. Make-up Gas:

The Buyer may take that proportion of the AMQ paid for but not taken in a Contract Year, in any subsequent Contract Year after first taking the then current AMQ for that Contract Year, at rates not exceeding MDQ.

Any Make-up Gas not taken by the Buyer during the Term of the Agreement shall be forfeited, and the Buyer shall not be entitled to have delivered the quantities of Make-up Gas not taken, nor to any refund of any moneys paid in respect of forfeited Make-up Gas.

The Price for Make-up Gas will be the Contract Price applicable at the date the Make-up Gas is delivered, less the Contract Price previously paid for the Gas.

13. Maximum Daily Quantity (“MDQ”):	51.4 TJ/d.

14. Delivery Pressure:

The Seller will make Gas available for delivery to the Buyer at the * Delivery point at a sufficient pressure to gain entry into * but, in any event, not greater than * or if the Seller exercises the * in accordance with Item 19, then at the * Delivery Point at a sufficient pressure to gain entry into the * but, in any event not greater than *.

15. Gas Specification:

Gas delivered to the Delivery Point in accordance with the Agreement will be delivered to the Buyer in accordance with the specifications applicable in Queensland or the National Gas Specification if adopted.

16. Permitted Interruptions:	The Seller may without liability interrupt or curtail delivery of Gas to the Buyer:
	(a)	in order for required maintenance activities to be carried out on the gas production system or the pipeline, upon notice by the Seller to the Buyer of each event;

	(b)	in order to comply with any applicable laws or regulations, for the minimum period required for such compliance upon the maximum notice by the Seller to the Buyer as is reasonably practicable

(c)

in the case of emergency, or where in the reasonable opinion of the Seller there is a threat to safety in any relevant gas production system or the relevant pipeline, without prior notice to the Buyer, for the period and to the extent required for the abatement of that emergency or threat;

	(d)	in the event if the Seller were to continue to deliver Gas would result in Seller breaching the maximum pressure referred to in Item 14; and

	(e)	in the case of the occurrence of an event of Force Majeure

17. Nominations:	(a)

Not less than 7 days prior to the commencement of each month, the Buyer shall provide the Seller with its best estimate, on a non-binding basis of its Gas requirements for the following month and prior to 12.00 noon on each Friday, the quantity of Gas to be delivered each Day (where “Day” means a 24 hour period beginning at 8.00 am on a day and ending at 8.00 am on the following day) of the following week, commencing at 8.00 am on the following Monday.

(b)

Not less than 24 hours prior to the Day on which the Buyer requires Gas to be made available for delivery, the Buyer may notify the Seller that it wishes to vary its nomination for Gas to be made available for delivery at the Delivery Point for that Day

*	Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the Securities and Exchange Commission.

Gas Supply Term Sheet between

Origin Energy Retail Limited

Tipperary Oil & Gas (Australia) Pty Ltd

18. Contract Price (1 January 2003 dollars):	(a)

Subject to (b) below, the Buyer will pay to the Seller a Monthly Charge equivalent to the Contract Price of $* per GJ multiplied by the quantity of Gas delivered to the Delivery Point during each month.

(b)

If the quantity of Gas delivered on a year to date basis is less than the year to date quantity of AMQ, the Buyer will pay to the Seller a monthly charge equivalent to the Contract Price multiplied by the AMQ divided by 12.

19. Pipeline & Fairview Options:	(a)

Subject to paragraph (b) below, the Buyer undertakes to * of sufficient size to transport the Gas in accordance with the Agreement to *. The Seller will pay to the Buyer a monthly Pipeline Charge of $*, regardless of the actual quantity of Gas delivered to the * Delivery Point during each month from the Commencement Date for the Term. The monthly Pipeline Charge will be escalated in accordance with Item 23 (“Pipeline Option”).

(b)

The Seller may give notice in writing to the Buyer no later than 1 January 2004, of its intention to exercise the Pipeline Option. Prior to 1 January 2004, the Seller is free to negotiate alternative transportation arrangements and elect not to exercise the * or the *.

(c)

Alternatively, if the Seller does not exercise the *, the Seller may give notice in writing to the Buyer no later than 1 January 2004, of its intention to deliver the Gas in accordance with the Agreement at the *. If the Seller exercises the *, the Contract Price payable by the Buyer for Gas delivered to the * will be $* per GJ, escalated in accordance with Item 23.)

20. Terms of Trade:

Strictly 14 days from monthly statement based on the Contract Price in Item 18. For the avoidance of doubt, on or before the 10th Business Day of each Month, the Sellers shall furnish to the Buyer a tax invoice in respect of the Gas delivered in the previous Month and the Buyer shall pay the amount of the tax invoice within 14 days of receipt of the tax invoice.

21. GST:

The Contract Price (specified in Item 18 and Item 19) and the Pipeline Charge (specified in Item 19) does not include GST. The Seller will add the prevailing rate of GST onto all taxable supplies made on and after 01/07/00. This will include Gas supplied under the Agreement. The Buyer will pay to the Seller the amount of any GST applicable to any taxable supplies made under the Agreement at the same time as it pays the Contract Price to the Seller under the Agreement, provided the Seller provides the Buyer with a Tax invoice before payment is due.

22. Imposts:

Any new or varied imposts, taxes, fees, levies, royalties and other charges arising out of or attributable to the extraction, production or supply of Gas by the Seller to the Buyer will be passed through to the Buyer in addition to the Contract Price specified herein.

23. Escalation:

The Contract Price and the Pipeline Charge are to be escalated annually with the first adjustment occurring on 1 January 2004 at *% of the proportionate increase (expressed as a percentage) in the Consumer Price Index (Weighted Average of 8 capital cities, all groups index) for the immediately preceding twelve months over the December 2002 quarter index.

*	Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the Securities and Exchange Commission.

Gas Supply Term Sheet between

Origin Energy Retail Limited

Tipperary Oil & Gas (Australia) Pty Ltd

24. Price Review:	(a)

In the event that the contract price payable under the agreement between the Buyer, * as a result of any price review process entered into by the Buyer, *, then, subject to (b) below, the Contract Price under the Agreement shall be varied by a corresponding amount. Any other changes to the terms and conditions of the agreement between the Buyer * as a result of any price review shall not be passed through.

(b)

An adjustment under (a) above must not result in a Contract Price of less than $* per GJ or greater than $* per GJ, as at 1 January 2003 and escalated in accordance with Item 23. In the case of where the Seller exercises the *, an adjustment under (a) above must not result in a Contract Price of less than $* per GJ or greater than $* per GJ, as at 1 January 2003 and escalated in accordance with Item 23.

	(c)	Any adjustment to the Contract Price will exclude any changes to the terms and conditions of the *.

	(d)	The Buyer agrees that the Seller will have full and open access to the results of any price review process entered into by the Buyer, *.

(e)

During the period in which the procedures set out in this Item 24 are being carried out, the Seller will continue to supply, and the Buyer will continue to take and pay for quantities of Gas in accordance with the Agreement, until the Contract Price is varied in accordance with this Item 24.

25. Termination for Default:

If any Party defaults in the performance of its material obligations under the Agreement and fails to remedy the default within 30 days of being notified or is subject to any form of insolvency event (including appointment of an administrator, receiver, receiver and manager or liquidator or failure to comply with a statutory demand), any other Party may terminate the Agreement.

26. Failure to Deliver Gas:	The Seller will be liable to the Buyer for any loss or damage suffered by the Buyer as a result of failure to deliver Gas under the Agreement provided that:

	(a)	the Seller will have no liability for any indirect or consequential loss or damage, or for any loss of profits, suffered by the Buyer; and

(b)

the aggregate liability of the Seller to the Buyer or any other person under or in relation to the Agreement, including for any failure to deliver Gas under the Agreement will be limited to the least of (i) the actual costs incurred by the Buyer as a result of the default, (ii) the difference between the reasonable costs and expenses incurred by the Buyer in obtaining delivery of alternate supply of Gas and the amount that would have been paid to the Seller under the Agreement or (iii) the Contract Price multiplied by the quantity of Gas not delivered; and

	(c)	The Seller will not be liable for failure to deliver Gas as a result of Permitted Interruptions or Force Majeure.

*	Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the Securities and Exchange Commission.

Gas Supply Term Sheet between

Origin Energy Retail Limited

Tipperary Oil & Gas (Australia) Pty Ltd

27. Force Majeure:

Any event or circumstance not within the reasonable control of a Party and which by the exercise of due diligence, that Party is not reasonably able to prevent or overcome, including without limiting the generality of the nature of those events or circumstances, any of the following events or circumstances:

	(a)	acts of God including without limitation, earthquakes, floods, washouts, landslides, lightning, storms and the elements;

	(b)	strikes, lockouts, bans or other industrial disturbances;

	(c)	native title or cultural heritage claim;

	(d)	acts of an enemy, terrorist acts, wars, blockades or insurrections, riots and civil disturbances, arrests and restraint of rulers and peoples;

	(e)	fire and explosion including radioactive and toxic explosions;

	(f)	epidemic or quarantine;

(g)

order of any court or tribunal or the order, act, or omission or failure to act of any government or governmental authority having jurisdiction, failure to obtain any necessary governmental consent or approval;

	(h)	accident, breakages or accident to plant, machinery or pipelines, the necessity for making repairs and/or alterations in plant, machinery or pipelines, freezing of wells or pipelines; or

(i)

an event of force majeure excusing non-performance by a pipeline owner under a relevant gas transportation agreement which results in a total or partial inability of the Seller to make quantities of Gas available, or have quantities of Gas which are made available for supply transmitted through the pipeline or a total or partial inability of the Buyer to take Gas made available by the Sellers or to transport any Gas made available by the Sellers.

Non-performance as a result of Force Majeure by any of the Parties of any obligation or condition required by the Agreement to be performed:

	(a)	shall be excused during the time and to the extent that such performance is prevented, wholly or in part, by Force Majeure; and

	(b)	shall not to that extent give rise to any liability to the other Party for loss or damage of any kind arising out of or in any way connected with that non-performance.

An obligation to pay money will not be suspended or excused by Force Majeure.

28. Seller’s Warranties:	The Seller warrants that they have title to the Gas and that they will deliver the Gas free of all encumbrances.

29. Security:

Each of the parties will procure parent company guarantees from their respective parent entities (being Origin Energy Limited for Origin Energy Retail Limited and Tipperary Corporation for Tipperary Oil & Gas (Australia) Pty Ltd) guaranteeing the performance of their respective obligations under this Agreement.

30. Disputes:

If any dispute arises in connection with the Agreement or the Term Sheet it must be referred to the chief executives of each party who must meet to determine whether or not the dispute can be resolved by agreement. Unless they are able to resolve the dispute within 7 days it must be determined by arbitration to be held in Queensland (unless otherwise agreed). All costs associated with the arbitration will be divided equally between the parties.

Gas Supply Term Sheet between

Origin Energy Retail Limited

Tipperary Oil & Gas (Australia) Pty Ltd

31. Assignment:

Neither party may assign the Agreement or the Term Sheet or any rights or obligations under the Agreement or the Term Sheet without the prior written consent of the other party, which consent must not be unreasonably withheld.

32. Costs:	Each party will bear its own costs in relation to the negotiation of this Term Sheet and the Agreement.

33. Governing Law:	The Agreement and the Term Sheet will be governed by the laws of the State of Queensland, Australia.

34. Implied Terms Excluded:

To the greatest extent permitted by law, all terms and conditions otherwise implied in, or incorporated into, the Agreement or the Term Sheet by law (including the operation of any statute) will be excluded.

35. Title and Risk:	Title and risk to the gas will be transferred to the Buyer at the Delivery Point.

36. Address for Notices:	Buyer:	Manager Gas Supply Origin Energy Retail Limited Level 39 AMP Centre 50 Bridge Street Sydney NSW 2000 Phone: (02) 9220 6400 Fax: (02) 9235 1661

	Sellers:	Gas Marketing Manager Tipperary Oil & Gas (Australia) Pty Ltd Level 18 307 Queen Street Brisbane QLD 4000 Phone: (07) 3229 5774 Fax: (07) 3229 5772

37. Expiration of Offer:	This offer expires at 5.00 pm EST on 13/12/2002, unless otherwise extended by OERL.

Gas Supply Term Sheet between

Origin Energy Retail Limited

Tipperary Oil & Gas (Australia) Pty Ltd

Dated this 12th day of December 2002.

SIGNED for and on behalf of ORIGIN ENERGY	)	/s/ G. A. King
RETAIL LIMITED	)	Signature of Authorised Representative
By its duly authorised representative	)

Managing Director
In the presence of:		Position Held

/s/ John M. Piper		G.A. KING
Witness		Name of Authorised Representative
(BLOCK LETTERS)

Executive General Manager, Origin Energy
Position Held

JOHN M. PIPER
Name of witness
(BLOCK LETTERS)

SIGNED for and on behalf of TIPPERARY OIL &	)	/s/ David L. Bradshaw
GAS (AUSTRALIA) PTY LTD	)	Signature of Authorised Representative
By its duly authorised representative	)

Chief Executive Officer
In the presence of:		Position Held

Kenneth L. Ancell		DAVID L. BRADSHAW
Witness		Name of Authorised Representative
(BLOCK LETTERS)

Executive Vice President
Position Held

KENNETH L. ANCELL
Name of witness
(BLOCK LETTERS)